                               AGREEMENT TO TENDER

         THIS AGREEMENT TO TENDER (the "AGREEMENT") is entered into as of November 2, 2001, by and among CVG Investment LLC ("CVGI"), a Delaware Limited Liability Company, GV Investment LLC ("GVI"), a Delaware Limited Liability Company, Three Cities Fund III, L.P. ("TCF"), a Delaware Limited Partnership and Thayer Equity Investors III, L.P., a Delaware limited partnership ("TEI", and together with CVGI, GVI and TCF, the "Shareholders," or each a "SHAREHOLDER") and Classic Vacation Group, Inc. (the "COMPANY"), a New York corporation.

                                    RECITALS

         A. CVGI and the Company are entering into a Note Purchase Agreement of even date herewith (the "NPA") which provides for (subject to the conditions set forth therein) the purchase by CVGI from the Company of certain 7.5% Convertible Senior Subordinated Notes due December 31, 2006 and 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006 (collectively, the "NOTES").

         B. TCF and TEI own or will own substantially all of the membership interests of CVGI. In addition, TCF and TEI own, respectively, 386,300 and 9,599,749 shares of Company Common Stock (respectively, the "TCF SHARES" and the "TEI SHARES" and, collectively, the "SHAREHOLDER SHARES").

         C. GVI owns certain 9% Convertible Notes due July 1, 2007 of the Company, which notes are convertible into shares of the Company's Common Stock (the "GVI CONVERSION SHARES" and, (but only to the extent that GVI has previously converted such notes into shares of Common Stock of the Company) collectively with the Shareholder Shares, the "COMMITTED SHARES")).

         D. In connection with the financing transaction consummated under the NPA, paragraph 6.1 of the NPA contemplates that a company formed by CVGI ("ACQUISITION") will make a tender offer for all of the shares of Company Common Stock which neither CVGI nor Acquisition owns (the "ACQUISITION TENDER OFFER"). Paragraph 2.3(b) of the NPA contemplates that the Company may terminate the NPA under paragraph 8.2 thereof in order to facilitate a "PREFERRED TRANSACTION" (as defined in, and which satisfies all the criteria therefor set forth in clauses
(ii)(x), (y) and (z) of paragraph 2.3(b) of, the NPA).

         E. To the extent that any such Preferred Transaction includes a merger or tender offer involving the purchase (for cash or stock) at a value not less than $0.15 per share (or such other price as is the "Tender Offer Price" as defined in the NPA) described in paragraph 6.1 of the NPA), the Shareholders agree, pursuant to paragraph 2.3(b) of the NPA and the terms of this Agreement, to sell or tender the Committed Shares into such Preferred Transaction.

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the NPA. For purposes of this Agreement:

         (a) "COMPANY COMMON STOCK" shall mean the common stock of the Company.

         (b) "EFFECTIVE DATE" means the earlier of (i) the date that the NPA is terminated under paragraph 8.2(a) thereof, or (ii) the date that the Company provides notice of termination of the NPA effective upon consummation of a Preferred Transaction pursuant to a definitive agreement that provides for termination of the NPA and the payment of principal and accrued interest on all outstanding Notes upon the earlier of December 31, 2001, and the consummation of such Preferred Transaction.

         (c) "ENCUMBRANCE" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, or claim of any kind.

         (d) "EXPIRATION DATE" shall mean December 31, 2001, unless documentation for a Preferred Transaction has been executed on or prior to December 31, 2001, in which case, it shall mean the closing date of such Preferred Transaction, not later than March 1, 2002; provided that if the Company fails to pay in full the principal and accrued interest with regard to all of the outstanding Notes when they become due and payable as provided in paragraph 8.2 of the NPA, then the Expiration Date shall be deemed to occur on the date such failure first occurs.

         (e) Shareholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Shareholder is the: (i) record owner of such security; or (ii) "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

         (f) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental entity.

         (g) "SUBJECT SECURITIES" shall mean: (i) all shares of Company Common Stock Owned by the Shareholder as of the date of this Agreement (comprised of the Shareholder Shares and the Committed Shares); and (ii) all shares of Company Common Stock of which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

         (h) A Person shall be deemed to have effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person's beneficial ownership interest in or risk relating to any such security.

         (i) "TRANSACTION EXPIRATION DATE" means, for any specific Preferred Transaction, the date on which (i) if such Preferred Transaction includes a tender offer, the Company's Board of Directors (a) recommends, or votes to recommend, that the shareholders not tender their shares in response to such tender offer, or (b) recommends, or votes to recommend, that the shareholders vote or tender their shares in favor of another transaction, and (ii) if such Preferred Transaction does not include a tender offer, the Company's Board of Directors recommends, or votes to recommend, that the shareholders vote against the Preferred Transaction, or (b) recommends, or votes to recommend, that the shareholders vote or tender their shares in favor of another transaction.

SECTION 2. TENDER AND VOTING OF SHARES

         2.1. AGREEMENT.

         (a) Each Shareholder agrees that, from and after the Effective Date until the Expiration Date (or for any specific Preferred Transaction, the Transaction Expiration Date for such Preferred Transaction, if earlier), pursuant to and in accordance with the terms of any Preferred Transaction, such Shareholder shall tender, or cause to be tendered the Subject Securities or otherwise sell or exchange the Subject Securities in connection with such Preferred Transaction for the same consideration and otherwise on the same terms as those on which the public holders of the Company Common Stock sell or exchange their Company Common Stock in such Preferred Transaction as provided below and agrees that, during the period that this Section 2.1(a) is effective for such Preferred Transaction, it will not withdraw or permit the withdrawal of the tender of the Subject Securities, if applicable.

         (b) If such Preferred Transaction includes a tender offer (the "OFFER"), on or prior to the last day for tendering shares pursuant to the terms of the Offer (so long as the Transaction Expiration Date for such Preferred Transaction has not occurred), such Shareholder shall (x) deliver to the depository designated in the Offer (i) a letter of transmittal with respect to the Subject Securities complying with the terms of the Offer, (ii) certificates representing the Subject Securities and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct its broker or such other Person who is the holder of record of any Subject Securities beneficially owned by each Shareholder to timely tender such Subject Securities pursuant to the terms and conditions of the Offer.

         (c) If such Preferred Transaction does not include a tender offer, each Shareholder shall (so long as the Transaction Expiration Date for such Preferred Transaction has not occurred) (x) deliver the Subject Securities in compliance with the terms of the merger agreement or other documentation relating to or governing such Preferred Transaction, including (i) any certificates representing the Subject Securities and (ii) all other documents or instruments required to be delivered pursuant to the terms of the Preferred Transaction, and/or (y) instruct its broker or such other Person who is the holder of record of any Subject Securities beneficially owned by each Shareholder to promptly deliver such Subject Securities pursuant to the terms and conditions of the documentation relating to or governing the Preferred Transaction.

         2.2. VOTING. Each Shareholder agrees that from and after the Effective Date until the Expiration Date (or for any specific Preferred Transaction, the Transaction Expiration Date for such Preferred Transaction, if earlier), at any meeting of shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Subject Securities or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted) in favor of any Preferred Transaction.

SECTION 3. TRANSFER OF SUBJECT SECURITIES

         3.1. TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS AGREEMENT. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, except to the extent that such act or occurrence would not adversely affect such Shareholder's ability to perform its obligations under Section 2 of this Agreement, Shareholder shall not (i) cause or permit any Transfer of any of the Subject Securities to be effected (other than pursuant to any Preferred Transaction); (ii) tender any of the Subject

Securities to any Person (other than pursuant to any Preferred Transaction) or
(iii) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect the right to tender such Subject Securities pursuant to the Offer or Preferred Transaction and Encumbrances which do not affect, directly or indirectly, the right of the acquiror in a Preferred Transaction or its designee to vote the Subject Securities as provided herein).

         3.2. TRANSFER OF VOTING RIGHTS. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date and except as expressly contemplated in this Agreement, and except to the extent that such act or occurrence would not adversely affect such Shareholder's ability to satisfy its obligations under Section 2 of this Agreement, Shareholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust; (b) other than the Proxy, no proxy, power-of-attorney or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, (c) no sale, Transfer, pledge, hypothecation, assignment or other disposal (including by gift), or consent to or permission of any such action with respect to Subject Securities is undertaken or completed, and (d) no other action that would in any way restrict, limit or interfere with the performance of Shareholder's obligations hereunder is undertaken or completed.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Each Shareholder, as to itself only, hereby represents and warrants to Company as follows:

         4.1. AUTHORIZATION, ETC. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.2. NO CONFLICTS OR CONSENTS.

         (a) The execution and delivery of this Agreement by Shareholder does not, and the execution of the Proxy and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of its properties is or may be bound or affected.

         (b) The execution, delivery and performance of this Agreement by Shareholder do not require any consent or approval of any Person.

         4.3. TITLE TO SECURITIES. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any Encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Shareholder holds (free and clear of any Encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options, Warrants and Other Rights" on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

SECTION 5. MISCELLANEOUS

         5.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive until the Expiration Date.

         5.2. [RESERVED]

         5.3. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when actually delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided, however, that a written notice delivered via facsimile shall be deemed delivered only if at the time of, or shortly after, such facsimile transmission the party giving the notice confirms by telephone the actual receipt by the other party of such facsimile transmission:

      IF TO THE COMPANY:

      Classic Vacation Group, Inc.
      One North First Street
      San Jose, CA 95113
      Attention:  Chief Financial Officer
      Facsimile No.:  (408) 993-8347

      with a copy to:

      J. Hovey Kemp
      Hogan & Hartson LLP
      555 13th Street, N.W.
      Washington, D.C. 20004
      Facsimile No.:  (202) 637-5910

      IF TO CVGI OR TCF:

      CVG Investment LLC
      c/o Three Cities Research, Inc.
      650 Madison Avenue
      New York, New York 10022
      Attention:  J. William Uhrig
      Facsimile No.:  (212) 980-1142

      with a copy to:

      David W. Bernstein
      Clifford Chance Rogers & Wells LLP
      200 Park Avenue
      New York, New York 10166
      Facsimile No.:  (212) 878-8375

      IF TO GVI:

      CVG Investment LLC
      c/o Three Cities Research, Inc.
      650 Madison Avenue
      New York, New York 10022
      Attention:  J. William Uhrig
      Facsimile No.:  (212) 980-1142

      with a copy to:

      David W. Bernstein

      Clifford Chance Rogers & Wells LLP
      200 Park Avenue
      New York, New York 10166
      Facsimile No.:  (212) 878-8375

      IF TO TEI:

      c/o Thayer Capital Partners
      1455 Pennsylvania Avenue, Suite 350
      Washington, D.C. 20004
      Attention:  Daniel Raskas
      Facsimile No.:  (202) 371-0391

      with a copy to:

      Michael T. Edsall
      Kirkland & Ellis

      655 Fifteenth Street, N.W.
      Suite 1200
      Washington, D.C. 20005
      Facsimile No.:  (202) 879-5200

      5.4. [RESERVED]

         5.5. SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

         5.6. ENTIRE AGREEMENT. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by all parties.

         5.7. ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder or Company without the prior written consent of the non-assigning party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, Shareholder and its heirs, estate, executors, personal representatives, successors and assigns (as the case may be), and shall be binding upon, and inure to the benefit of, Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred. Nothing in this Agreement is intended to confer on any Person (other than Company and its successors and assigns) any rights or remedies of any nature.

         5.8. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8, and Shareholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

         5.9. NON-EXCLUSIVITY. The rights and remedies of Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Company under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Shareholder's obligations, or the rights or remedies of Company, under any agreement between Company and Shareholder; and nothing in any such agreement shall limit any of Shareholder's obligations, or any of the rights or remedies of Company, under this Agreement.

         5.10. GOVERNING LAW. This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

         5.11. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Signatures transmitted by facsimile shall be binding and acceptable if originally executed copies are delivered to all other parties by overnight courier within three days of the date of this Agreement.

         5.12. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         5.13. WAIVER. No failure on the part of Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Company shall not be deemed to have waived any claim available to Company arising out of this Agreement, or any power, right, privilege or remedy of Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         5.14. CONSTRUCTION.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, Company and each Shareholder have caused this Agreement to be executed as of the date first written above.

                                      COMPANY:

                                      CLASSIC VACATION GROUP, INC.


                                      By:    /s/ Ronald M. Letterman
                                          --------------------------------------
                                           Ronald M. Letterman
                                           President and Chief Executive Officer


                                      SHAREHOLDERS:

                                      CVG INVESTMENT LLC


                                      By:    /s/ Jeanette Welsh
                                          --------------------------------------
                                           Name: Jeanette Welsh
                                           Title:  Secretary, Treasurer

SHARES HELD OF RECORD:        0
                      -----------------
OPTIONS WARRANTS AND OTHER RIGHTS :         0
                                    -----------------
ADDITIONAL SECURITIES BENEFICIALLY OWNED:        0
                                         -----------------


                                      GV INVESTMENT LLC


                                      By:    /s/ Jeanette Welsh
                                          --------------------------------------
                                           Name:
                                           Title:

SHARES HELD OF RECORD:     386,300
                      -----------------
OPTIONS WARRANTS AND OTHER RIGHTS:      5,868,925
                                    -----------------
ADDITIONAL SECURITIES BENEFICIALLY OWNED:       0
                                         -----------------

                                      THREE CITIES FUND III, L.P.


                                      By:    /s/ Willem de Vogel
                                         ---------------------------------------
                                          Name: Willem de Vogel
                                          Title: Managing Member

SHARES HELD OF RECORD:        0
                      -----------------
OPTIONS WARRANTS AND OTHER RIGHTS:         0
                                   -----------------
ADDITIONAL SECURITIES BENEFICIALLY OWNED:   6,255,225
                                         -----------------


                                      THAYER EQUITY INVESTORS III, L.P.

                                      By:  TC Equity Partners L.L.C.
                                           its general partner

                                      By:    /s/ Daniel A. Raskas
                                         ---------------------------------------
                                           Name: Daniel A. Raskas
                                           Title: Managing Director


SHARES HELD OF RECORD:     9,599,749
                       -----------------
OPTIONS WARRANTS AND OTHER RIGHTS:         0
                                   -----------------
ADDITIONAL SECURITIES BENEFICIALLY OWNED:        0
                                         -----------------